Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This is a Separation Agreement and Release (“Agreement”) between the AXIL Brands, Inc. (f/k/a Reviv3 Procare Company), (the “Company”) and Monica Diaz Brickell (“Executive”) (together, the “Parties”).

WHEREAS, this Agreement is the product of mutual negotiation and compromise between the Company and Executive, and it is intended by Company and Executive to govern all issues related to Executive’s employment and termination of that employment;

WHEREAS, Executive and Reviv3 Procare Company entered into an Executive Employment Agreement effective April 24, 2023 (“Employment Agreement”) which governed the terms and conditions of Executive’s at-will employment with the Company;

WHEREAS, Executive served as the Chief Financial Officer of the Company;

WHEREAS, the Company advised Executive in writing of the right to consult with a lawyer before signing this Agreement;

WHEREAS, Executive has at least twenty-one (21) days to consider this Agreement;

WHEREAS, Executive acknowledges that the consideration provided under this Agreement is sufficient to support the releases provided under this Agreement;

WHEREAS, Executive represents that Executive has received all wages, payments and amounts owed to Executive under any state or federal law and under any contract and/or policy; and

WHEREAS, Executive understands that the Company regards the representations in this Agreement as material and that the Company is relying on these representations in entering into this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the parties, the receipt and sufficiency of which the parties hereby acknowledge, THE PARTIES INTENDING TO BE BOUND DO HEREBY CONTRACT, COVENANT, AND AGREE as follows:

1.

Separation Date. Executive’s employment with Company ended on April 30, 2024 (“the Separation Date”). As of the Separation Date, the Executive resigned from any officer position Executive held with the Company.

2.

Benefits. All Company-provided benefits will cease to accrue on the Separation Date, including but not limited to accrual of Paid Time Off (“PTO”), and other benefits. Executive may be eligible to elect continuation coverage under COBRA at Executive’s expense. Additional information will be provided under separate cover.

3.

Wages. Executive acknowledges that Executive has been fully compensated for all work performed on behalf of Company through the date of execution of this Agreement. Executive also acknowledges that Executive is not entitled to any other payments of wages, bonus, PTO, vacation or sick pay except what Executive receives under this Agreement.

4.

Consideration. In exchange for signing this Agreement and complying with all of its provisions, the Company agrees to retain Executive as a consultant pursuant to the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”).

5.

Unemployment. Company represents that it will provide all information required by the appropriate agency regarding any claim for unemployment benefits. The Company agrees not to appeal any award of unemployment benefits to the Executive.

6.

References. In accordance with its policy, if a prospective employer contacts Company seeking a reference for Executive, Company will provide the dates of employment and positions held by Executive, but it will not provide any other information consistent with the Company’s policy.

7.

General Release. In exchange for entering into the Consulting Agreement and other valuable consideration, Executive agrees to release, waive and discharge Company and its parents, subsidiaries, affiliated and related entities, including their past, present, or future managers, directors, owners, administrators, officers, employees, agents, insurance companies, attorneys, representatives, successors, predecessors, and assigns (collectively, “Released Parties”) from any and all claims, demands, lawsuits or causes of action of any type, nature, kind or description, whether in law or in equity or otherwise, whether now known or unknown, suspected or unsuspected, Executive has ever had or now may have against the Released Parties arising out of or relating to facts, events, occurrences, or omissions up to and including the date Executive signs this Agreement, including any claims arising out of or in any way connected with Executive’s employment with Company or the termination of employment. Without limiting the scope of this Release, Executive specifically agrees to release all rights or claims under the following:

a.	Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (including, but not limited to, 42 U.S.C. Sections 1981, 1982, 1983 and 1985); or claims under Executive Order 11246, as amended; the Age Discrimination in Employment Act as amended; the Older Workers Benefit Protection Act (“OWBPA”); the Equal Pay Act; the Rehabilitation Act; any state or local law against discrimination or civil rights acts, the Executive Retirement Income Security Act (“ERISA”); the Fair Labor Standards Act (“FLSA”) or any state law concerning wage and hour rates or wage payments; the Americans With Disabilities Act (“ADA”); the Vocational Rehabilitation Act of 1973; Vietnam Era Veterans Readjustment Assistance Act of 1974; the Federal Railroad Safety Act (45 U.S.C. Section 421 et seq.); Section 301 of the Labor Management Relations Act, 29 U.S.C. Section 185 et seq.; the Labor Management Relations Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993 (“FMLA”); the Worker Adjustment and Retraining Act (“WARN”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”) and Federal Common Law.

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b.	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition whether federal, state, or local; any claim arising out of or related to any statute or the common law, as well as any other claims that arise under any applicable state or local law; wrongful discharge; breach of public policy; any claim arising out of or related to an express or implied employment contract (including the Employment Agreement), any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under any state or federal law, including any claims to attorney’s fees or expenses.

c.	Executive further waives the provisions of section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

For the purpose of implementing a full and complete release and discharge of the Company, Executive expressly waives and relinquishes all rights and benefits afforded by any statute (such as Section 1542 of the Civil Code of California) which limits the effect of a release with respect to unknown claims.

d.	Without limiting the foregoing Paragraphs, Executive represents that Executive understands that this Agreement specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Released Parties as of the date Executive signs this Agreement. This Agreement specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Agreement, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and Executive voluntarily relinquishes any such rights or claims by signing this Agreement.

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8.

No Admission of Liability. Neither this Agreement nor any statement contained herein shall be construed as an admission by either the Company or Executive that either has in any respect violated or abridged any right or obligation that it may owe or may have owed to the other. Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law.

9.

Representation of No Pending Action. As a condition of receiving the Separation Benefits, Executive represents and warrants that Executive has not initiated any claim, lawsuit, or other action against any of the Released Parties (and that Executive has not transferred or assigned that right to any other person or entity).

10.

Right to Engage in Protected Activity. Nothing herein shall be construed to limit Executive’s right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; (2) disclose information to regulatory bodies; or (3) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission or the National Labor Relations Board. Executive agrees, however, that by virtue of Executive’s execution of this Agreement, Executive waives and releases any right to receive any monetary award from any such proceeding before the EEOC or parallel state agency responsible for enforcement of fair employment laws. Executive is not required to contact Employer before engaging in such communications.

11.

Return of Property. Executive warrants and represents that Executive has surrendered to Company all documents, materials, and other property of Company and/or its clients and has not photocopied or reproduced such documents and has complied with the obligations of the Employment Agreement regarding return of Company records. Executive further warrants and represents that Executive has returned to Company any and all Company computer equipment and software, and any and all other equipment of Company in Executive’s possession in good working order and reasonable condition, including any keys.

12.

Confidential Information. Executive acknowledges that in connection with Executive’s employment at the Company that Executive obtained knowledge about confidential and proprietary information, or trade secrets of the Company (the “Confidential Information”). Subject to Paragraph 10 of this Agreement, Executive agrees, either prior to or following the Effective Date, not to use, publish or otherwise disclose any Confidential Information to others, including but not limited to a subsequent employer or competitor to the Company. If Executive has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Executive agrees to contact the Company for written clarification. Executive also acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure either is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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13.

Continuing Obligations under Securities Law. Executive acknowledges that Executive continues to be subject to Company’s Insider Trading policy and agrees that if Executive is aware of material nonpublic information about Company at the Separation Date, Executive agrees not to trade in securities of Company or disclose material nonpublic information about Company to a third party other than on a need-to-know basis, until that information has become public or is no longer material. Executive acknowledges that after the Separation Date Executive may continue to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and agrees to comply with the requirements of Section 16. Executive acknowledges that Executive may continue to be an “affiliate” for purposes of federal securities law and agrees to sell Company stock in compliance with restrictions imposed by Rule 144 of the Securities Act of 1933.

14.

Non-disparagement. Subject to Paragraph 10, Executive agrees not to make any untruthful, malicious, disparaging or defamatory statements, allegations, comments or communications (whether written, oral, electronic, or otherwise) with regard to the Company, its facilities, properties, officers, Executives, agents, affiliated businesses, products or services. Executive further agrees not to encourage or instigate any such statements, allegations, comments or communications to be made by others on Executive’s behalf.

15.

Adequate Opportunity to Consider and Revocation. Executive acknowledges that Executive has been (and hereby is) advised that: (i) Executive should seek legal counsel with an attorney when considering this Agreement; (ii) Executive has been given at least twenty-one (21) days from the receipt of this Agreement to consider its meaning and decide whether to sign this Agreement; (iii) If Executive executes the Agreement prior to the 21-day period expiring, Executive’s signature constitutes a waiver of the full consideration period; and (iv) Executive may revoke this Agreement within seven (7) days after signing this Agreement (the “Revocation Period”). If revoked, this Agreement shall be null and void, including that the Separation Benefits described above will be paid only following the expiration of the Revocation Period and only if Executive has signed and does not revoke this Agreement. For any revocation to be effective, it must be made in writing and delivered by 5:00 p.m. on the seventh day after signing this Agreement to Jeff Toghraie. If signed by the Executive and not revoked, the “Effective Date” of this Agreement shall be the day after the end of the Revocation Period.

16.

Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or application of the Agreement that can be given effect without the invalid provision or application.

17.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Faxed or electronic copies shall be effective and enforceable.

18.

Entire Agreement. This Agreement, along with the terms of the Executive Employment Agreement which contain Executive’s post-termination obligations (which remain in full force and effect) constitutes the entire understanding between the parties about the matters herein. The parties have not relied on any oral statements that are not included in this Agreement. The terms of this Agreement may not be changed, amended or waived except by another written agreement signed by both Parties.

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19.

Applicable Law and Remedies. This Agreement shall be governed by and interpreted in accordance with Delaware law. Executive agrees and acknowledges that the remedy at law available to the Company for any breach of the Executive’s obligations under Paragraph 12 of this Agreement would be inadequate. Executive, therefore, consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement without the necessity of proof of actual damages and without bond, in addition to any and all other remedies to which the Company might otherwise be entitled.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Monica Diaz Brickell	DATE: 22 May 2024
Monica Diaz Brickell

/s/ Jeff Toghraie	DATE: 05/28/2024
AXIL Brands, Inc.

By:	Jeff Toghraie
As Its:	Chief Executive Officer

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